Exhibit 10.7

EMPLOYMENT AND RETIREMENT BENEFITS AGREEMENT

THIS EMPLOYMENT AND RETIREMENT BENEFITS AGREEMENT (the "Agreement") is entered into as of January 1, 2012 ("Effective Date") by and between National Technical Systems, Inc. and Aaron Cohen ("Employee").

RECITALS

A.       Employee is one of the founders of Employer and is currently serving as a Senior Vice President, Corporate Development ("SVP") of Employer.  Employee is also Vice Chairman of the Board ("Vice Chairman"). In the past he has also served as Chairman of the Board and as President.

B.       The Board has determined that it is in Employer's best interest and that of its shareholders to resolve all compensation issues related to Employee’s benefits both during employment and also upon separation of employment from the Employer it being understood that the post-employment compensation and benefits set forth herein shall be inclusive of any separation benefits to which Employee might be entitled upon such separation.

AGREEMENT

In consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.        Definitions.  For purposes of this Agreement, the following defined terms have the meanings provided below:

"Annual Medical Reimbursement" means a reimbursement allowance arrangement established by Employer for Employee's medical expenses that are incurred by Employee during Employee's lifetime.  In any one calendar year, the maximum amount of reimbursement payments that Employer shall make for medical expenses incurred by Employee in such calendar year shall not exceed $27,450.  Employee must submit to Employer a claim for reimbursement, in accordance with Employer's reimbursement procedures, within 90 days of any medical expense being incurred and then Employer shall make reimbursement payments (either to Employee or to the service provider or insurance carrier) of validly incurred medical expenses within 90 days of its receipt of such submitted claim.

"Annual Post-Employment Compensation" means post employment payments that the Employer is required to pay pursuant to this Agreement to Employee during Employee's lifetime and with such payments commencing after the Termination Date.  Any Annual Post-Employment Compensation shall be paid in monthly installments of $6,666.66 each following the Termination Date provided however that the first such installment shall be for $13,333.33 and shall be paid to Employee on the 60th day after the Termination Date.  Notwithstanding the foregoing, Annual Post-Employment Compensation benefits shall terminate upon Employee's death and no Annual Post-Employment Compensation payments shall be made after Employee's death.  All payments of Annual Post-Employment Compensation shall be subject to Sections 3(c) and 4.

"Base Salary" means Employee's annual base salary as may be adjusted by the Board or its committee.  As of January 1, 2012, Base Salary is $220,000.

"Board" means the Employer's Board of Directors.

"Cause" means (i) any act of personal dishonesty taken by Employee in connection with his responsibilities as an employee or director and intended to result in substantial personal enrichment to Employee, (ii) a willful act by Employee which constitutes Gross Misconduct and which is injurious to the Employer; or (iii) conviction of Employee of a felony crime which the Board reasonably believes had or will have a material detrimental effect on the Employer's reputation or business.  The Board shall give Employee written notice ("For Cause Notice") of the actions which it has determined constitute Cause.  Employee, or Employee's authorized representative, shall have the right to appear before a quorum of the Board within 30 days following Employee's receipt of the For Cause Notice and following such appearance (or after 30 days following the For Cause Notice if no appearance before the Board takes place), the Board shall issue a final determination either confirming or retracting the For Cause Notice.  If confirmed, the date of confirmation shall be deemed the date of termination for Cause.  If retracted, employment by the Employer shall continue.

"Change of Control" has the same meaning provided to such term under the Employer's 2006 Long-Term Incentive Plan as amended.

"Code" means the Internal Revenue Code of 1986 as amended.

"Employer" means National Technical Systems, Inc., a California corporation.

"Gross Misconduct" means (i) theft or intentional damage of Employer property; (ii) use, possession, sale or distribution of illegal drugs; (iii) being under the influence of alcohol or drugs (except to the extent medically prescribed) while on duty or on Employer premises; (iv) involvement in activities representing conflicts of interests; (v) improper disclosure of confidential information; (vi) conduct endangering, or likely to endanger, the health or safety of another employee of Employer, or (vii) intentionally falsifying or misrepresenting material information on Employer records.

"Separation From Service" has the same meaning provided to such term under Code Section 409A and any final regulations or guidance promulgated thereunder.

"Severance" means, in the aggregate, the difference between: (i) the product of two multiplied by the Base Salary as of the Termination Date.  Any Severance shall be paid in one (1) installment with the installment occurring on the 30th day after the Termination Date. Notwithstanding the foregoing, Severance benefits shall terminate upon Employee's death and no Severance payments shall be made after Employee's death.

"Specified Employee" has the same meaning provided to such term under Code Section 409A and any final regulations or guidance promulgated thereunder.

"Termination Date" means the date that Employee's employment with Employer terminates and which also constitutes a Separation From Service from the Employer.

2.        Current Employment and Severance. Employee is currently employed by Employer as its SVP and Vice Chairman.  Employee's duties and compensation shall be as set forth from time to time by the Board.  It is acknowledged that Employee shall receive payment of his Base Salary and that Employee shall also be eligible to participate in the Employer's annual short term executive bonus plan.  The terms of such annual bonus plan shall be established by the Board (or a committee of the Board) and Employee will be eligible to the same level of incentive awards as are similarly situated employees who are also participants in such bonus plan.  Employee also will participate in any cost of living adjustments in parity with what other executives at the Employer receive and executive benefit plans as follows:  Employee receives an automobile allowance, gas and maintenance and insurance coverage, executive medical plan, executive life insurance plan, long term health plan, health club plan and is reimbursed for all out of pocket expenses related to all Employer operations and functions including telephone expenses.  Employee is also eligible to receive the Annual Medical Reimbursement.  Notwithstanding the foregoing, Employee will not be eligible to receive any equity compensation awards or participate in the Employer's equity incentive plan, long-term incentive plan or supplemental executive retirement plan.

3.        Employer-Employee Relationship After Termination of Service.  Upon the Termination Date, Employee shall cease to be SVP (and/or whatever title or position he is then holding) and shall no longer represent that he is an Employer officer or employee.  The Board may, but shall not be obligated to, nominate Employee as a director at such times as his term is up for reelection.  Employee may, at his option, retain the title of “Founder and Chairman-Emeritus” following the termination of Employee's services as a director.  After Employee's employment has terminated (other than for Cause), Employee shall, until his death, be entitled to  the benefits of Sections 3(a) and 3(b) in each case subject to Employee's timely and continuing compliance with Section 3(c).

(a)           Severance and Annual Post-Employment Compensation.  Employee shall receive the Annual Post-Employment Compensation payments.  Additionally, if the Employer terminates Employee's employment without Cause and if Employee's Termination Date occurs before any Change of Control, then the Employee shall receive Severance.  These obligations of the Employer shall become the responsibility of any successor company to the Employer.

(b)           Annual Medical Reimbursement. Employee shall continue to to receive his Annual Medical Reimbursement and coverage in the executive medical plan referenced in Paragraph 2 above.  This obligation of the Employer shall become the responsibility of any successor company.

(c)           Post-Employment Obligations and Release of Claims.  As an express condition to receive (and continue to receive) the benefits provided by Sections 3(a) and 3(b) after the Termination Date, (i) Employee must remain in continuing compliance with any applicable post-employment obligations that he owes to the Employer and (ii) Employee must deliver to the Employer (and not revoke) an executed release of claims in the form attached hereto as Exhibit A (the "Release") within 45 days after the Termination Date.

(d)           No Additional Benefits. Employee shall receive no severance pay or retirement benefits upon termination of his employment other than as provided in this Section 3.

4.        Miscellaneous.

(a)           Notices. Any notice or other communication provided for in this Agreement shall be in writing and shall be deemed sent if sent as follows:

If to Employer:	National Technical Systems, Inc.
24007 Ventura Boulevard, Suite 200
Calabasas, CA 91302
Attention: Chief Executive Officer

If to Employee:	Aaron Cohen
15615 Royal Woods Pl
Sherman Oaks, CA 91403

or at such other address as a party may from time to time in writing designate. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 4(a) and an appropriate answerback or confirmation of delivery is received, (ii) upon receipt, if given by U.S. certified mail, return receipt requested, addressed as aforesaid or (iii) one day after being deposited with a reputable overnight courier, addressed as aforesaid.

(b)           Entire Agreement: Amendments.  This Agreement (and its exhibits) contains the entire agreement of the parties relating to the subject matter hereof and, without limitation, supersedes any and all prior written or oral agreements or understandings or discussions between Employer and Employee as to any post-employment payments or benefits which Employee might receive from Employer.  By signing this Agreement, Employee expressly release any claims to any post-employment compensation from Employer except as provided herein.  No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Employee and, on behalf of Employer, by an officer expressly so authorized by the Board and such amendment or modification must expressly reference this section.

(c)           Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

(d)           Confidentiality; Proprietary Information. Employee agrees to not make use of or otherwise disclose, directly or indirectly, any trade secret or other confidential or proprietary information concerning the business (including, but not limited to, its products, employees, services, practices or policies) of Employer or any of its affiliates of which Employee may learn or be aware, except to the extent such use or disclosure is (1) necessary to the performance of this Agreement and reasonably determined by Employee to be in furtherance of Employer's best interests or (2) required by applicable law. The provisions of this Section 4(d) shall survive the termination, for any reason, of this Agreement or of Employee's employment.

(e)           Trade Secrets. Employee, prior to and during the term of employment, has had and will have access to and become acquainted with various trade secrets, consisting of software, plans, formulas, patterns, devices, secret inventions, processes, customer lists, contracts, and compilations of information, records and specifications, which are owned by Employer or by its affiliates and regularly used in the operation of their respective businesses and which may give Employer an opportunity to obtain an advantage over competitors, who do not know or use such trade secrets. Employee agrees and acknowledges that Employee has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by Employee's employment and Employee's prior relationship to, interest in and fiduciary relationships to Employer. Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of employment by Employer and as Employee may reasonably believe to be for its benefit. All records, files, documents, drawings, specifications, software, equipment, and similar items relating to the business of Employer or its affiliates, including, without limitation, all records relating to customers (the "Documents"), whether prepared by Employee or otherwise coming into Employee's possession, shall remain the exclusive property of Employer or such affiliates and shall not be removed from the premises of Employer or its affiliates under any circumstances whatsoever without the prior written consent of the Board. Upon termination of employment, Employee agrees to deliver promptly to Employer all Documents in the possession or under the control of Employee. The provisions of this Section 4(e) shall survive the termination, for any reason, of this Agreement or of Employee's employment.

(f)           Severability. If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

(g)           Remedies and Appeals. Each of the parties reserves the right to file with the Los Angeles County Superior Court an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.

(h)           Governing Law. All questions in respect of procedure to be followed which may be resolved by state law shall be resolved according to the law of the State of California. Any action brought to enforce the provisions of this section shall be brought in the Los Angeles County Superior Court or the United States District Court, Central District of California. All other questions in respect to this Agreement, including but not limited to the interpretation, enforcement of this Agreement shall be governed by California law, to the extent not preempted by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(i)           Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer and any successor or assignee of Employer. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators and heirs.  The provisions of this Agreement shall be binding upon and shall inure to the benefit to the surviving business entity or the business entity to which such assets shall be transferred in the same manner and to the same extent that Employer would be required to perform it if no such transaction had taken place. This Agreement may not be assigned by Employee.  This Agreement  must be assigned by the Employer to a successor or assignee.

(j)           Attorneys' Fees in Action on Contract. If any litigation shall occur between Employee and Employer which arises out of or as a result of this Agreement, or which seeks an interpretation of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of such litigation, including reasonable attorneys' fees and costs.

(k)           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

(l)           Code Section 409A and Taxes.  This Agreement shall be interpreted and construed to either be exempt from or comply with Code Section 409A.  In the event this Agreement or any benefit paid under this Agreement to Employee is deemed to be subject to Code Section 409A, Employee consents to the Employer’s adoption of such conforming amendments as the Employer deems advisable or necessary, in its sole discretion, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A.  Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.  While it is intended that all payments and benefits provided under this Agreement to Employee will be exempt from or comply with Code Section 409A and will be interpreted accordingly, the Employer makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A.  The Employer will have no liability to Employee or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant.  Employee further understands and agrees that Employee will be entirely responsible for any and all taxes imposed on Employee as a result of any benefits payable to Employee as a result of this Agreement.  In addition, if upon Employee's Separation From Service, Employee is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Employer shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service until the earlier of (i) the first business day of the seventh month following Employee's Separation From Service or (ii) ten (10) days after the Employer receives written confirmation of Employee's death.  Any such delayed payments shall be made without interest.  The Employer shall have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

(m)           Code Section 280G.  In the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee (whether under this Agreement or otherwise) made by the Employer, by any of its Affiliates, by any person who acquires ownership or effective control of the Employer or ownership of a substantial portion of the Employer’s assets (within the meaning of section 280G of the Code, and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable either in (x) full or (y) as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and Employee shall receive the greater, on an after-tax basis, of (x) or (y) above.

If a reduction in the Total Payments constituting “parachute payments” is necessary so that no portion of such Total Payments is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits.  In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Total Payments provided to Employee, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant.  For the avoidance of doubt, for purposes of measuring an equity compensation award's value to Employee when performing the foregoing comparison between (x) and (y), such award's value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes.  Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  In no event shall the Employee have any discretion with respect to the ordering of payment reductions.

In no event will the Employer be required to gross up any payment or benefit to Employee to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.

All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this Section, shall be made by a nationally recognized independent audit firm selected by the Employer (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Employer and to the Employee.

(n)            ERISA Plan.  This Agreement is intended to be a top-hat plan, which is unfunded and is maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under ERISA.  Additional information required under ERISA is attached hereto as Exhibit B.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

"EMPLOYER"

NATIONAL TECHNICAL SYSTEMS, INC.,
a California corporation

/s/William C. McGinnis
By:	William C. McGinnis
Chief Executive Officer

"EMPLOYEE"

/s/ Aaron Cohen
Aaron Cohen

EXHIBIT A

RELEASE OF CLAIMS AND COVENANT NOT TO SUE

This Release of Claims and Covenant Not To Sue (the “Release”) is voluntarily entered into by ____________ (“Employee”).  This Release is effective only if (i) it has been executed by the Employee after his termination of employment with National Technical Systems, Inc. (the “Employer”), (ii) such executed Release has been provided to the Employer on or before [INSERT DATE THAT IS 45th DAY AFTER TERMINATION DATE] and (iii) the revocation period has expired without revocation as set forth in Section 5(c) below.  The Employer and the Employee are collectively referred to herein as the Parties.

WHEREAS, Employee was an employee of the Employer and served as the Employer’s [LAST JOB TITLE];

WHEREAS, the Parties entered into a Retirement Benefits an Employment and Severance Agreement dated March January 1, 2012 (the “Agreement”);

WHEREAS, pursuant to the Agreement, the Employee is eligible for specified post-employment benefits upon the occurrence of certain events with such benefits conditioned upon, among other things, the Employee’s timely execution and non-revocation of this Release; and

WHEREAS, the Employee’s employment with Employer was terminated (other than for Cause or due to Employee's death) on [DATE] (the “Separation Date”).

NOW, THEREFORE, the Employee agrees as follows:

1.           Termination of Employment.  Employee acknowledges and agrees that Employee’s employment with the Employer terminated as of the close of business on the Separation Date.  As of the Separation Date, Employee agrees that he is no longer an employee of the Employer and no longer holds any positions or offices with the Employer [except for Employee's service as a member of the Employer's board of directors and Employee's retention of the title of Founder and Chairman Emeritus.].

2.           Separation Benefits.  In consideration for the release of claims set forth below and other obligations under this Release, the Agreement and in satisfaction of all of the Employer’s obligations to Employee and further provided that (i) this Release is signed by Employee and not revoked by Employee under Section 5(c) herein and (ii) the Employee remains in continuing compliance with all of the terms of this Release and the Agreement, the Employee is eligible to receive the retirement benefits specified in Sections 3(a) and 3(b) of the Agreement.

3.           Integration.  This Release and the Agreement (and any agreements referenced therein) represent the entire agreement and understanding between the Parties as to the subject matter hereof and supersede all prior agreements whether written or oral.

4.           Right to Advice of Counsel.  Employee acknowledges that Employee has had the opportunity to fully review this Release and, if Employee so chooses, to consult with counsel, and is fully aware of Employee’s rights and obligations under this Release.

5.           Employee’s Release of Claims.  As of the Effective Date of this Release, Employee hereby expressly covenants not to sue and releases and waives any and all claims, liabilities, demands, damages, penalties, debts, accounts, obligations, actions, grievances, and causes of action (collectively, “Claims”), whether now known or unknown, suspected or unsuspected, whether in law, in equity or in arbitration, of any kind or nature whatsoever, which Employee has or claims to have, now or hereafter, against the Employer and its divisions, facilities, subsidiaries and affiliated entities, successors and assigns, or any of its or their respective past or present officers, directors, trustees, shareholders, agents, employees, attorneys, insurers, representatives (collectively, the Releases), including, but not limited to, any Claims arising out of or relating in any way to Employee’s employment with the Employer and the termination thereof.  Without limiting the foregoing, Employee hereby acknowledges and agrees that the Claims released by this Release include, but are not limited to, any and all claims which arise or could arise under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the California Fair Employment and Housing Act, California statutory or common law, the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions, and federal statutory law, or any Claim for severance pay, bonus, sick leave, disability, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit.  Nothing in this Release shall release any rights to indemnification Employee may have in connection with Employee’s actions legitimately taken in the course of his duties with the Employer, or to unemployment compensation benefits, workers compensation benefits, claims under the Fair Labor Standards Act, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), or claims with regard to vested benefits under a retirement plan governed by ERISA.  This Release shall not apply to any claims that may not be waived as a matter of applicable law.

(a)           As part of this general release, Employee expressly releases, waives and relinquishes all rights under Section 1542 of the California Civil Code which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Employee acknowledges that he may later discover facts in addition to or different from those which Employee now knows, or believes to be true, with respect to any of the subject matters of this Release, but that it is nevertheless Employee’s intention to settle and release any and all Claims released herein.

(b) Employee warrants and represents that there is not now pending any action, complaint, petition, Employee charge, grievance, or any other form of administrative, legal or arbitral proceeding by Employee against the Employer and further warrants and represents that no such proceeding of any kind shall be instituted by or on Employee’s behalf based upon any and all Claims released herein.

(c) Employee expressly acknowledges, understands and agrees that this Release includes a waiver and release of all claims which Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”).  The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Release:

(i) Employee was advised to consult an attorney before signing this Release;

(ii) Employee was granted at least twenty-one (21) days after he was presented with this Release to decide whether or not to sign this Release;

(iii) Employee will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of his signing this Release, and this Release shall not become effective and enforceable until that revocation period has expired without such revocation;

(iv) Employee hereby acknowledges and agrees that he is knowingly and voluntarily waiving and releasing Employee’s rights and claims in exchange for consideration (something of value) in addition to anything of value to which he is already entitled; and

(v) Nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

Therefore, Employee may unilaterally revoke this Release at any time up to seven (7) calendar days following his execution of the Release, and this Release shall not become effective or enforceable until the revocation period has expired which is at 12:00:01 a.m. on the eighth day following his execution of this Release ("Effective Date").  If Employee elects to revoke this Release, such revocation must be in writing addressed to ____________, and received by him via facsimile or email no later than the end of the seventh day after Employee signed this Release.  If Employee does timely revoke this Release then he shall not receive any of the benefits provided under Sections 3(a) and 3(b) in the Agreement.

6.           Labor Code Section 206.5.  Employee agrees that the Employer has paid to Employee his salary and vacation accrued as of the Separation Date and that these payments represent all such monies due to Employee through the Separation Date.  In light of the payment by the Employer of all wages due, or to become due to Employee, California Labor Code Section 206.5 is not applicable.  That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

7.           Severability.  Employee understands that whenever possible, each provision of this Release will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.           No Representations.  Employee has not relied upon any representations or statements made by the Employer in deciding whether to execute this Release.

9.           Voluntary Execution of Release.  This Release is executed voluntarily by Employee and without any duress or undue influence and with the full intent of releasing all claims.  The Employee acknowledges that:

(a)          He has read this Release;
(b)          He has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his own choice or that he has voluntarily declined to seek such counsel;
(c)          He understands the terms and consequences of this Release and of the releases it contains;
(d)          He is fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, the Employee has executed this Release as shown below.

EMPLOYEE

Dated:
Aaron S. Cohen

EXHIBIT B

ERISA INFORMATION

This Exhibit B when read together with the Agreement, collectively, hereinafter referred to as the "Plan", shall constitute both the plan document and the summary plan description for purposes of ERISA.  The Plan is intended to be a top hat plan, which is unfunded and is maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under ERISA.

1.             Eligibility.  Employee has been selected for participation in the Plan by the Board.  Employee's participation in the Plan shall commence upon execution of the Agreement.

2.             Benefits.  Employee shall receive benefits under the Plan pursuant to the terms and conditions set forth in the Agreement.

3.             Plan Administration.  As the Plan Administrator, the Employer has the full and sole discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation in and for benefits under the Plan, to determine the amount of benefits (if any) payable, and to any terms of the Plan.  All determinations by the Plan Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law.  The Plan Administrator is the "named fiduciary" of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA, to the extent applicable, when acting in such capacity.  The Employer may delegate in writing to any other person all or a portion of its authority or responsibility with respect to the Plan.

4.             Claims Procedure.  If Employee believes that he has been incorrectly denied a benefit or are entitled to a greater benefit than the benefit Employee received under the Plan, Employee may submit a signed, written application to the Employer’s Chief Financial Officer (the "Claims Representative").  Employee will be notified in writing of the approval or denial of this claim within ninety (90) days of the date that the Claims Representative receives the claim, unless special circumstances require an extension of time for processing the claim.  In the event an extension is necessary, Employee will be provided written notice prior to the end of the initial ninety (90) day period indicating the special circumstances requiring the extension and the date by which the Claims Representative expects to notify Employee of approval or denial of the claim.  In no event will an extension extend beyond ninety (90) days after the end of the initial ninety (90) day period.  If Employee's claim is denied, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based, and provide a description of any material or information necessary for Employee to perfect the claim and why such material or information is necessary.  The written notification will also provide a description of the Plan's review procedures and the applicable time limits, including a statement of Employee's right to bring a civil suit under section 502(a) of ERISA following denial of Employee's claim on review.

Employee will have sixty (60) days from receipt of the written notification of the denial of Employee's claim to file a signed, written request for a full and fair review of the denial by a review panel which will be a named fiduciary of the Plan for purposes of such review.  This request should include the reasons Employee is requesting a review and may include facts supporting Employee's request and any other relevant comments, documents, records and other information relating to Employee's claim.  Upon request and free of charge, Employee will be provided with reasonable access to, and copies of, all documents, records and other information relevant to Employee's claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying Employee's claim.  A final, written determination of Employee's eligibility for benefits shall be made within sixty (60) days of receipt of Employee's request for review, unless special circumstances require an extension of time for processing the claim, in which case Employee will be provided written notice of the reasons for the delay within the initial sixty (60) day period and the date by which Employee should expect notification of approval or denial of Employee's claim.  This review will take into account all comments, documents, records and other information submitted by Employee relating to Employee's claim, whether or not submitted or considered in the initial review of Employee's claim.  In no event will an extension extend beyond sixty (60) days after the end of the initial sixty (60) day period.  If an extension is required because Employee fails to submit information that is necessary to decide Employee's claim, the period for making the benefit determination on review will be tolled from the date the notice of extension is sent to Employee until the date on which Employee responds to the request for additional information.  If Employee's claim is denied on review, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based and state that Employee is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to Employee's claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying Employee's claim.  The written notification will also include a statement of Employee's right to bring an action under section 502(a) of ERISA.

If Employee's claim is initially denied or is denied upon review, Employee is entitled to receive upon request, and free of charge, reasonable access to, and copies of, any document, record or other information that demonstrates that (1) Employee's claim was denied in accordance with the terms of the Plan, and (2) the provisions of the Plan have been consistently applied to similarly situated Plan participants, if any.  In pursuing any of Employee's rights set forth in this section, Employee's authorized representative may act on Employee's behalf.  If Employee does not receive notice within the time periods described above, whether on initial determination or review, Employee will be deemed to have exhausted the Plan's administrative appeals provisions and Employee may initiate a lawsuit under Section 502(a) of ERISA.

5.             Plan Amendment or Termination.  Any amendment to the Plan or termination of the Plan shall be effected as provided in Section 4(b) of the Agreement.

6.             Statement of ERISA Rights.  As a participant in the Plan, Employee is entitled to certain rights and protections under ERISA.  ERISA provides that the Plan participant shall be entitled to:

(a)           Receive Information About Plan and Benefits.  Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan.  Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan.  The Plan Administrator may make a reasonable charge for the copies.

(b)           Prudent Actions by Plan Fiduciaries.  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Employee.  No one, including Employee's employer or any other person, may fire Employee or otherwise discriminate against Employee in any way to prevent Employee from obtaining a Plan benefit or exercising Employee's rights under ERISA.

(c)           Enforce Rights.  If Employee's claim for a Plan benefit is denied or ignored, in whole or in part, Employee has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.  Under ERISA, there are steps Employee can take to enforce the above rights.  For instance, if Employee requests a copy of Plan documents and does not receive them within 30 days, Employee may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay Employee up to $110.00 a day until Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If Employee has a claim for benefits which is denied or ignored, in whole or in part, Employee may file suit in a state or federal court after Employee has completed the Plan's administrative appeal procedures.  If Employee is discriminated against for asserting Employee's rights, Employee may seek assistance from the U.S. Department of Labor, or Employee may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If Employee is successful, the court may order the person Employee has sued to pay these costs and fees.  If Employee loses, the court may order Employee to pay these costs and fees, for example, if it finds Employee's claim is frivolous.

(d)           Assistance With Questions.  If Employee has any questions about the Plan, Employee should contact the Plan Administrator.  If Employee has any questions about this statement or about Employee's rights under ERISA, or if Employee needs assistance in obtaining documents from the Plan Administrator, Employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  Employee may also obtain certain publications about Employee's rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL PLAN INFORMATION

Name of Plan:	Retirement Benefits Employment and Severance Agreement for Aaron Cohen
Plan Sponsor	National Technical Systems, Inc.
24007 Ventura Blvd., Suite 200
Calabasas, CA 91302
Employer Identification Number:	95-2780647
Plan Number:	505
Plan Year:	Calendar Year
Plan Administrator:	National Technical Systems, Inc.
c/o Chief Financial Officer
24007 Ventura Blvd., Suite 200
Calabasas, CA 91302
Telephone No. (818) 591-0776
Agent for Service of Legal Process:	The Employer's Chief Financial Officer, at the above address. Service of legal process may also be made upon the Plan Administrator.
Type of Plan:	Employee pension benefit plan providing for retirement benefits.
Plan Costs and Funding:
The cost of the Plan is paid by the Plan Sponsor.  No contributions from the Employee are required under the Plan.  The Plan is unfunded and benefits are paid solely from the Plan Sponsor's general assets.

Type of Administration:	Self-administration by the Plan Administrator.